Exhibit 99.1

INVESTOR CONTACT:	MEDIA CONTACT:	KKR CONTACT:
Melissa Napier	Sara Matheu	Kristi Huller
847-720-2767	847-720-2392	212-750-8300
Melissa.Napier@usfoods.com	Sara.Matheu@usfoods.com	Kristi.Huller@kkr.com

US Foods Announces $500 Million Convertible Preferred Equity Investment From KKR
Strengthens US Foods’ Balance Sheet; Attractive Structure for Raising Equity Capital; KKR Returns as A Key Partner to US Foods; Confirms Smart Foodservice Closing Date

ROSEMONT, Ill. – April 21, 2020 – US Foods Holding Corp. (NYSE: USFD) today announced that affiliates of KKR have agreed to purchase $500 million in newly issued convertible preferred stock of US Foods.

“We are pleased to see KKR return as a shareholder of US Foods as we seek to further fortify our balance sheet during the current difficult environment,” said US Foods Chairman and CEO Pietro Satriano. “KKR will be a valuable partner for us as we continue to focus on our associates, customers, communities and shareholders as the impacts of COVID-19 unfold. This transaction positions us to continue to build on our strengths as the environment improves over time.”

Nate Taylor, Partner and Co-Head of Americas Private Equity at KKR said, “We are excited to once again partner with the strong management team at US Foods. Given our history as a long term investor in the company, we are very familiar with the sector and US Foods’ leading position and believe the company has the capabilities and resources to navigate the current environment and create value over the long term.”

KKR’s $500 million convertible preferred stock investment carries a 7% dividend, which will be payable in-kind in its first year and in cash or in-kind, at US Foods’ option, thereafter. The convertible preferred stock will be convertible into shares of US Foods common stock at a conversion price of $21.50 per share. On an as-converted basis, the preferred stock will represent approximately 9.6% of pro forma common shares outstanding. In connection with this transaction, US Foods expects to appoint Nate Taylor as a new director to its Board. KKR is funding the investment primarily through its KKR Americas XII Fund.

US Foods also announced that it expects to close its previously announced acquisition of Smart Foodservice Warehouse Stores on Friday, April 24. Smart Foodservice operates 70 small-format cash and carry stores across California, Washington, Oregon, Idaho, Nevada, Utah and Montana that serve small and mid-sized restaurants and other food business customers with a broad assortment of products.

Centerview Partners LLC and Evercore acted as financial advisors and Cravath, Swaine & Moore LLP acted as legal advisor to US Foods. KKR was advised by Simpson Thacher & Bartlett LLP.

About US Foods
US Foods is one of America’s great food companies and a leading foodservice distributor, partnering with approximately 300,000 restaurants and foodservice operators to help their businesses succeed. With 28,000 associates and more than 70 locations, US Foods provides its customers with a broad and innovative food offering and a comprehensive suite of e-commerce, technology and business solutions. US Foods is headquartered in Rosemont, Ill., and generates more than $28 billion in annual revenue. Visit www.usfoods.com to learn more.

About KKR
KKR is a leading global investment firm that manages multiple alternative asset classes, including private equity, energy, infrastructure, real estate and credit, with strategic partners that manage hedge funds. KKR aims to generate attractive investment returns for its fund investors by following a patient and disciplined investment approach, employing world-class people, and driving growth and value creation with KKR portfolio companies. KKR invests its own capital alongside the capital it manages for fund investors and provides financing solutions and investment opportunities through its capital markets business. References to KKR’s investments may include the activities of its sponsored funds. For additional information about KKR & Co. Inc. (NYSE:KKR), please visit KKR’s website at www.kkr.com and on Twitter @KKR_Co.

Forward-Looking Statements
Statements in this press release which are not historical in nature are “forward-looking statements” within the meaning of the federal securities laws. These statements often include words such as “believe,” “expect,” “project,” “anticipate,” “intend,” “plan,” “outlook,” “estimate,” “target,” “seek,” “will,” “may,” “would,” “should,” “could,” “forecast,” “mission,” “strive,” “more,” “goal,” or similar expressions and are based upon various assumptions and our experience in the industry, as well as historical trends, current conditions, and expected future developments. However, you should understand that these statements are not guarantees of performance or results and there are a number of risks, uncertainties and other factors that could cause our actual results to differ materially from those expressed in the forward-looking statements, including, among others: cost inflation/deflation and commodity volatility; competition; reliance on third party suppliers; interruption of product supply or increases in product costs; changes in our relationships with customers and group purchasing organizations; our ability to increase or maintain the highest margin portions of our business; effective integration of acquisitions; achievement of expected benefits from cost savings initiatives; fluctuations in fuel costs; economic factors affecting consumer confidence and discretionary spending; changes in consumer eating habits; our reputation in the industry; labor relations and costs; access to qualified and diverse labor; cost and pricing structures; changes in tax laws and regulations and resolution of tax disputes; governmental regulation; product recalls and product liability claims; adverse judgments or settlements resulting from litigation; disruptions of existing technologies and implementation of new technologies; cybersecurity incidents and other technology disruptions; management of retirement benefits and pension obligations; extreme weather conditions, natural disasters and other catastrophic events, including pandemics and the rapid spread of contagious illnesses; risks associated with intellectual property, including potential infringement; indebtedness and restrictions under agreements governing indebtedness; and potential interest rate increases.

For a detailed discussion of these risks, uncertainties and other factors, see the section entitled “Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended Dec. 28, 2019, which was filed with the Securities and Exchange Commission on Feb. 13, 2020. The forward-looking statements contained in this press release speak only as of the date of this press release. We undertake no obligation to update or revise any forward-looking statements.

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